UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 26, 2012

Belden Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	001-12561	36-3601505
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7733 Forsyth Boulevard, Suite 800

St. Louis, Missouri 63105

(Address of Principal Executive Offices, including Zip Code)

(314) 854-8000

(Registrant’s telephone number, including area code)

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if this Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On July 27, 2012, Belden Inc. (the “Company”) through its wholly-owned subsidiary Belden CDT (Canada) Inc. (“Belden Canada”) acquired 97.37% (the “Initial Acquisition”) of the outstanding common shares of Miranda Technologies Inc. (“Miranda”), a corporation formed under the laws of Quebec, Canada, publicly traded in Canada and listed on the Toronto Stock Exchange (the “TSX”). The Initial Acquisition related to the shares properly tendered and not withdrawn by Miranda shareholders in response to an offer to purchase initiated by Belden Canada on June 18, 2012 (the “Offer”). The Offer was acknowledged as a friendly offer pursuant to that certain Support Agreement (the “Support Agreement”) dated June 4, 2012 among the Company, Belden Canada and Miranda. Effective as of July 30, 2012, pursuant to provisions of the Business Corporations Act (Quebec) allowing for the compulsory acquisition of remaining shares by the owner of greater than 90% of the outstanding shares, Belden Canada mailed the statutory notices and deposited the remaining acquisition consideration to allow it to be deemed the 100% owner of Miranda (the “Secondary Acquisition” and, together with the Initial Acquisition, the “Acquisition”). Miranda was delisted from the TSX as of the close of business on July 31, 2012.

Consistent with the Offer, each of Miranda’s common shares was purchased for C$17.00. Therefore, the total consideration paid in the Acquisition was C$379,288,700, or approximately US$374.7 million. The transaction was funded with available cash and with a C$250 million term loan (the “Term Loan”) from a syndicate of U.S. and Canadian lenders. The Term Loan funded on July 26, 2012 according to the terms described in the Company’s Current Report on Form 8-K filed with the SEC on July 27, 2012.

A copy of the Support Agreement is filed as Exhibit 10.1 hereto. The foregoing description of the Support Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text to the Support Agreement, which is incorporated by reference herein. The representations and warranties contained in the Support Agreement were made only for purposes thereof and as of specific dates; were solely for the benefit of the parties to the Support Agreement; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations and warranties or any description thereof as characterizations of the actual state of facts or condition of Miranda. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Support Agreement, which subsequent information may or may not be fully reflected in public disclosures by Miranda or the Company.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described in Item 2.01 to this Current Report on Form 8-K, on July 26, 2012, the Company, through its wholly-owned subsidiary Belden FinCo Inc., borrowed C$250 million via the Term Loan. The Term Loan matures in 2017 and it requires quarterly amortization payments. Interest on the Term Loan is variable, based on the three-month Canadian money market rate plus an applicable spread.

The more particular terms and conditions of the Term Loan, including the circumstances under which the obligation may be accelerated, are described in Amendment No. 2 to the Company’s Credit Agreement (the “Amendment”), which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 27, 2012, and is hereby incorporated by this reference. The foregoing description of the Amendment does not purport to be complete, and is qualified in its entirety by reference to the full text of the Amendment. The representations and warranties contained in the Amendment and the related Credit Agreement were made only for purposes thereof and as of specific dates; were solely for the benefit of the parties to the Amendment and the related Credit Agreement; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations and warranties or any description thereof as characterizations of the actual state of facts or condition of the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Amendment and the related Credit Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Consolidated financial statements of Miranda and its subsidiaries as of and for the year-ended December 31, 2011 as well as the unaudited condensed consolidated interim financial statements as of and for the three and six-month periods ended June 30, 2012 shall be filed not later than 71 days after the date this report is required to be filed.

(b)	Pro Forma Financial Information.

An unaudited pro forma combined condensed balance sheet for the Company and Miranda as of July 1, 2012, unaudited pro forma combined condensed statements of operations for the six-month period ended July 1, 2012 and for the year ended December 31, 2011, and the notes thereto shall be filed not later than 71 days after the date that this report is required to be filed.

(d)	Exhibits.

Exhibit 10.1 Support Agreement dated June 4, 2012 among Belden Inc., Belden CDT (Canada) Inc. and Miranda Technologies Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BELDEN INC.

Date: August 1, 2012	By:	/s/ Kevin L. Bloomfield
Kevin L. Bloomfield
Senior Vice President, Secretary and General Counsel

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